Exhibit 99.1

Breitling Energy Announces Asset Management Division

Dallas, Texas – December 3, 2014 – Breitling Energy Corporation (OTCBB: BECC) (the “Company”) announced the formation of its Asset Management division as both a revenue center and a risk diversification strategy. The Asset Management division consists of two sub-divisions: Portfolio Management, and Oil and Gas Management.

The Portfolio Management sub-division manages portfolios of royalty and non-operated working interests. This sub-division has existing industry partners that syndicate royalty and non-operated working interests to a network of institutional and qualified investors.

The Portfolio Management sub-division generates on-going revenue and increases reserve value through management fees, carried interests in the properties acquired and/or performance fees. To date, the Company has completed approximately $15 million of acquisitions of royalty properties in Oklahoma and Texas.

The Company expects to continue growing revenue and reserves through its Portfolio Management sub-division throughout 2015.

The Oil and Gas Management sub-division is designed to help the Company minimize risk by divesting a portion of each of its wells through strategic industry relationships. This sub-division creates revenue and profits through the selling of individual well interests. The Company generally seeks to sell enough interests to recover all development costs and maintain an adequate working capital balance. Furthermore, the remaining working interests are retained by the Company which increases the overall reserve value of the Company and adds revenue to the financial statements.

“As oil prices decline, those carrying excessive debt obligations will be the first to have problems,” said Chris Faulkner, Breitling Energy’s CEO and Chairman. “We have been defining this strategy for quite some time, and methodically working out the details of this division. We truly believe that we have identified and perfected a business model which allows us to remain viable and profitable in most markets,” Faulkner noted.

Unlike the traditional exploration and production operating model, the Company diversifies its risk through a process of selling working interests in its wells. This model recovers the Company’s investment capital, and increases cash flow and reserves through management fees, performance fees and a carried interest. In a climate of price uncertainty, this zero-debt, reduced-risk strategy has enabled the Company to look forward into 2015 without adjusting or reducing its planned development strategy.

The Company recently released a comprehensive Management Presentation which can be found at www.breitlingenergy.com and has been filed with the Securities and Exchange Commission.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT: Thomas Miller, VP of Communications, Breitling Energy, 214.716.2600

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling Energy, 214.716.2060

SOURCE: Breitling Energy Corporation